Exhibit 99.1

The Davey Tree Expert Company
News Release

Phipps Retires from the Davey Tree Board of Directors

(Kent, Ohio March 16, 2009) – William L. Phipps has retired from The Davey Tree Expert Company Board of Directors.

Phipps is retired President and CEO of The White Rubber Corporation, a manufacturer of personal protective equipment and live-line tools for the electric utility industry.  Prior to his time at The White Rubber Corporation, he held various sales and marketing/management positions at the Eaton Corporation.

Phipps is a graduate of Miami University in Oxford, Ohio.  He also has a master’s in business administration from Case Western Reserve University.  Phipps is a board member of the Miami (OH) University Business School, the Ohio Golf Association, and Firestone Country Club.  He is a former Board member of the Morgan Bank N. A. and is a former member of the Hudson (OH) Board of Education and the Hudson (OH) City Council.

“We appreciate Bill’s service on the audit and corporate governance committees,” said Karl J. Warnke, Davey President & CEO.  “His perspective on business issues and challenges were most beneficial to the Company during his tenure.”

The Davey Tree Expert Company, with U.S. and Canadian operations in 45 states and five provinces, provides a variety of tree services, grounds maintenance, and consulting services for the residential, utility, commercial, and government markets.  Founded in 1880, Davey is employee owned and has more than 7,000 employees.  For more information, visit www.davey.com.

Contact:  Sandra Reid 330-673-9511